UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 13G

(Amendment No. __)*

UNDER THE SECURITIES EXCHANGE ACT OF 1934

TorreyPines Therapeutics, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

05461R101

(CUSIP Number)

December 31, 2006

(Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☒

Rule 13d-1(c)

☐

Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  05461R101

 Page 2 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta Partners

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              California

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%              Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 IA

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  05461R101

 Page 3 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta Partners III, Inc.

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              California

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%              Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 IA

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 05461R101

Page 4 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta California Partners II, L. P.

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%              Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 PN

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

.

CUSIP No. 05461R101

 Page 5 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta California Management Partners II, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%              Please see Attachment A & Footnote 1

(12)

Type Of Reporting Person

                 CO

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

.

CUSIP No. 05461R101

 Page 6 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta Embarcadero Partners II, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              California

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%              Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 CO

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 05461R101

Page 7 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta California Partners II, L. P. – New Pool

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%              Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 PN

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 05461R101

Page 8 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta California Management Partners II, LLC—New Pool

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%              Please see Attachment A & Footnote 1

(12)

Type Of Reporting Person

                 CO

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 05461R101

Page 9 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta BioPharma Partners III,  L. P.

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%              Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 PN

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

.

CUSIP No. 05461R101

 Page 10 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta BioPharma Management III, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%              Please see Attachment A & Footnote 1

(12)

Type Of Reporting Person

                 CO

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

.

CUSIP No. 05461R101

 Page 11 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta BioPharma Partners III GmbH & Co. Beteiligungs KG

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

               Germany

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%              Please see Attachment A & Footnote 1

(12)

Type Of Reporting Person

                 CO

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 05461R101

 Page 12 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta Embarcadero BioPharma Partners III, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              California

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%              Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 CO

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 05461R101

 Page 13 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Jean Deleage

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%                 Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 05461R101

 Page 14 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Garrett Gruener

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,932,634

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,932,634

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              1,932,634              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              10.98%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,932,634 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool.

CUSIP No. 05461R101

 Page 15 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Daniel Janney

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,913,838

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,913,838

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              1,913,838              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              10.88%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:  Footnote 1:   The 1,913,838 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and, 358,414 shares of Common Stock and warrants to purchase  67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool.

CUSIP No. 05461R101

 Page 16 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alix Marduel

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,642,583

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,642,583

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,642,583              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              14.43%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,642,583 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 05461R101

 Page 17 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Guy Nohra

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,932,634

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  1,932,634

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              1,932,634              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              10.98%                  Please see Attachment A &  Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 1,932,634 shares includes the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool.

CUSIP No. 05461R101

 Page 18 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Farah Champsi

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

709,949

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  709,949

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              709,949              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              4.33%                Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 709,949 shares includes the 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 05461R101

 Page 19 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Edward Hurwitz

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

709,949

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  709,949

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              709,949              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              4.33%                Please see Attachment A &  Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 709,949 shares includes the 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 05461R101

 Page 20 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Edward Penhoet

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

709,949

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  709,949

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              709,949              Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              4.33%                 Please see Attachment A &  Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 709,949 shares includes the 547,128 shares of Common Stock and Warrants to purchase 103,127 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

.

Item 1.

(a)

Name of Issuer: Memory Pharmaceuticals, Inc. (“Issuer”)

(b)

Address of Issuer’s Principal Executive Offices:

100 Philips Parkway

Montvale, NJ 07645

Item 2.

(a)

Name of Person Filing:

Alta Partners (“AP”)

Alta Partners III, Inc. (“APIII”)

Alta California Partners II, L.P. (“ACPII”)

Alta California Partners II, L.P. – New Pool (“ACPII-NP”)

Alta California Management Partners II, LLC (“ACMPII”)

Alta California Management Partners II, LLC – New Pool  (“ACMPII-NP”)

Alta Embarcadero Partners II, LLC (“AEPII”)

Alta BioPharma Partners III, L.P. (ABPIII”)

Alta BioPharma Management III, LLC (“ABMIII”)

Alta BioPharma Partners III GmbH & Co. Beteiligungs KG (“ABPIIIKG”)

Alta Embarcadero BioPharma Partners III, LLC (“AEBPIII”)

Jean Deleage (“JD”)

Garrett Gruener (“GG”)

Daniel Janney (“DJ”)

Alix Marduel (“AM”)

Guy Nohra (“GN”)

Farah Champsi (“FC”)

Edward Hurwitz (“EH”)

Edward Penhoet (“EP”)

 (b)

Address of Principal Business Office:

One Embarcadero Center, Suite 3700

San Francisco, CA  94111

 (c)

Citizenship/Place of Organization:

Entities:

AP

California

ACPII

Delaware

ACPII-NP

Delaware

ACMPII

Delaware

ACMPII-NP

Delaware

AEPII

California

APIII

California

ABPIII

Delaware

ABMIII

Delaware

ABPIIIKG

Germany

AEBPIII

California

Individuals:

JD

United States

GG

United States

DJ

United States

AM

United States

GN

United States

FC

United States

EH

Untied States

EP

United States

(d)

Title of Class of Securities:

Common Stock

(e)

CUSIP Number:  05461R101

Item 3.

Not applicable.

Item 4

Ownership.

Please see Attachment A

		AP	APIII	ACPII	ACPII-NP	ACMPII	ACMPII-NP	AEPII
(a)	Beneficial Ownership	2,642,583	2,642,583	2,642,583	2,642,583	2,642,583	2,642,583	2,642,583
(b)	Percentage of Class	14.43%	14.43%	14.43%	14.43%	14.43%	14.43%	14.43%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	2,642,583	2,642,583	2,642,583	2,642,583	2,642,583	2,642,583	2,642,583
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	2,642,583	2,642,583	2,642,583	2,642,583	2,642,583	2,642,583	2,642,583
		ABPIII	ABMIII	ABPIIIKG	AEBPIII	JD	GG	DJ
(a)	Beneficial Ownership	2,642,583	2,642,583	2,642,583	2,642,583	2,642,583	1,932,634	1,913,838
(b)	Percentage of Class	14.43%	14.43%	14.43%	14.43%	14.43%	10.98%	10.88%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	2,642,583	2,642,583	2,642,583	2,642,583	2,642,583	1,932,634	1,913,838
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	2,642,583	2,642,583	2,642,583	2,642,583	2,642,583	1,932,634	1,913,838

		AM	GN	FC	EH	EP
(a)	Beneficial Ownership	2,642,583	1,932,634	709,949	709,949	709,949
(b)	Percentage of Class	14.43%	10.98%	4.33%	4.33%	4.33%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	2,642,583	1,932,634	709,949	709,949	709,949
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	2,642,583	1,932,634	709,949	709,949	709,949

Item 5.

Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.

Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.

Notice of Dissolution of Group

Not applicable.

Item 10.

Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:

Joint Filing Statement

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:

January 16, 2007

ALTA PARTNERS

ALTA CALIFORNIA PARTNERS II, L.P.

By:  Alta California Management Partners II, LLC,

Its General Partner

By:

/s/ Jean Deleage

By:

/s/ Guy Nohra

Jean Deleage, President

Guy Nohra, Member

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC

ALTA EMBARCADERO PARTNERS II, LLC

By:

/s/ Guy Nohra

By:

/s/ Guy Nohra

Guy Nohra, Member

Guy Nohra, Member

ALTA CALIFORNIA PARTNERS II, L.P. – NEW POOL

By:  Alta California Management Partners II, LLC

          New Pool, Its General Partner

By:

/s/ Guy Nohra

Guy Nohra, Member

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC –NEW POOL

By:

/s/ Guy Nohra

Guy Nohra, Member

/s/ Jean Deleage

/s/ Guy Nohra

Jean Deleage

Guy Nohra

/s/ Garrett Gruener

/s/ Alix Marduel

Garrett Gruener

Alix Marduel

/s/ Daniel Janney

Daniel Janney

ALTA PARTNERS III, INC.

ALTA BIOPHARMA PARTNERS III, L.P.

By:  Alta BioPharma Management III, LLC

By:

/s/ Jean Deleage

     By:

/s/ Farah Champsi

Jean Deleage, President

Farah Champsi, Director

ALTA BIOPHARMA MANAGEMENT III, LLC

ALTA EMBARCADERO BIOPHARMA PARTNERS III, LLC

By:

/s/ Farah Champsi

    By:

/s/ Farah Champsi

Farah Champsi, Director

Farah Champsi,  Manager

ALTA BIOPHARMA PARTNERS III GMBH & CO. BETEILIGUNGS KG

By:  Alta BioPharma Management III, LLC

By:

/s/ Jean Deleage

Jean Deleage, Director

/s/ Jean Deleage

/s/ Alix Marduel

Jean Deleage

Alix Marduel

/s/ Farah Champsi

/s/ Edward Penhoet

Farah Champsi

Edward Penhoet

/s/ Edward Hurwitz

Edward Hurwitz

EXHIBIT A

AGREEMENT OF JOINT FILING

Date:

January 16, 2007

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ALTA PARTNERS

ALTA CALIFORNIA PARTNERS II, L.P.

By:  Alta California Management Partners II, LLC,

Its General Partner

By:

/s/ Jean Deleage

By:

/s/ Guy Nohra

Jean Deleage, President

Guy Nohra, Member

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC

ALTA EMBARCADERO PARTNERS II, LLC

By:

/s/ Guy Nohra

By:

/s/ Guy Nohra

Guy Nohra, Member

Guy Nohra, Member

ALTA CALIFORNIA PARTNERS II, L.P. – NEW POOL

By:  Alta California Management Partners II, LLC

          New Pool, Its General Partner

By:

/s/ Guy Nohra

Guy Nohra, Member

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC –NEW POOL

By:

/s/ Guy Nohra

Guy Nohra, Member

/s/ Jean Deleage

/s/ Guy Nohra

Jean Deleage

Guy Nohra

/s/ Garrett Gruener

/s/ Alix Marduel

Garrett Gruener

Alix Marduel

/s/ Daniel Janney

Daniel Janney

ALTA PARTNERS III, INC.

ALTA BIOPHARMA PARTNERS III, L.P.

By:  Alta BioPharma Management III, LLC

By:

/s/ Jean Deleage

     By:

/s/ Farah Champsi

Jean Deleage, President

Farah Champsi, Director

ALTA BIOPHARMA MANAGEMENT III, LLC

ALTA EMBARCADERO BIOPHARMA PARTNERS III, LLC

By:

/s/ Farah Champsi

    By:

/s/ Farah Champsi

Farah Champsi, Director

Farah Champsi,  Manager

ALTA BIOPHARMA PARTNERS III GMBH & CO. BETEILIGUNGS KG

By:  Alta BioPharma Management III, LLC

By:

/s/ Jean Deleage

Jean Deleage, Director

/s/ Jean Deleage

/s/ Alix Marduel

Jean Deleage

Alix Marduel

/s/ Farah Champsi

/s/ Edward Penhoet

Farah Champsi

Edward Penhoet

/s/ Edward Hurwitz

Edward Hurwitz

/s/ Edward Penhoet

Edward Penhoet

Attachment A

Alta Partners provides investment advisory services to several venture capital funds including Alta California Partners II, L.P., Alta Embarcadero Partners II, LLC, and Alta California Partners II, LLC-New Pool. Alta California Partners II, L.P. beneficially owns 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock, Alta Embarcadero Partners II, LLC beneficially owns 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common Stock, and Alta California Partners II, L.P. - New Pool beneficially owns 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock. The respective general partners and members of Alta California Partners II, L.P., Alta Embarcadero Partners II, LLC and Alta California Partners II, L.P.-New Pool exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners are members of Alta California Management Partners II, LLC (which is a general partner of Alta California Partners II, L.P.), members of Alta Embarcadero Partners II, LLC., and members of Alta California Management Partners II, LLC-New Pool (which is the general partner of Alta California Partners II, L.P.-New Pool). As members of such entities, they may be deemed to share voting and investment powers over the shares held by such funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Jean Deleage is a Chairman of the Board of Directors of TorreyPines Therapeutics, Inc. He is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) , a member of Alta Embarcadero Partners II, LLC, and a member of Alta California Management Partners II, LLC-New Pool (which is the general partner of Alta California Partners II, L.P.-New Pool). Thus he currently shares voting and dispositive powers over the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., the 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common Stock beneficially owned by Alta Embarcadero Partners II, LLC, and the 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool . He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Guy Nohra is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) , a member of Alta Embarcadero Partners II, LLC, and a member of Alta California Management Partners II, LLC-New Pool (which is the general partner of Alta California Partners II, L.P.-New Pool). Thus he currently shares voting and dispositive powers over the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., the 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common Stock beneficially owned by Alta Embarcadero Partners II, LLC, and the 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.-New Pool . He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Garrett Gruener is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) , a member of Alta Embarcadero Partners II, LLC, and a member of Alta California Management Partners II, LLC-New Pool (which is the general partner of Alta California Partners II, L.P.-New Pool). Thus he currently shares voting and dispositive powers over the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., the 15,893 shares of Common Stock and warrants to purchase 2,903 shares of Common Stock beneficially owned by Alta Embarcadero Partners II, LLC, and the 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.-New Pool . He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Daniel Janney is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) , and a member of Alta California Management Partners II, LLC-New Pool (which is the general partner of Alta California Partners II, L.P.-New Pool). Thus he currently shares voting and dispositive powers over the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., and the 358,414 shares of Common Stock and warrants to purchase 67,557 shares of Common Stock beneficially owned by Alta California Partners II, L.P.-New Pool. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Dr. Alix Marduel a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) , and a member of Alta California Management Partners II, LLC-New Pool (which is the general partner of Alta California Partners II, L.P.-New Pool), and a member of Alta Embarcadero Partners II, LLC. Thus she currently shares voting and dispositive powers over the 1,258,044 shares of Common Stock and warrants to purchase 229,823 shares of Common Stock beneficially owned by Alta California Partners II, L.P., and the 358,414 shares of Common Stock and warrants to purchase 67,557 shares of  Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool . She disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of her proportionate pecuniary interests therein.

.

Alta Partners III, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners III, L.P., Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and Alta Embarcadero BioPharma Partners III, LLC. Alta BioPharma Partners III, L.P. beneficially owns 547,128 shares of Common Stock and warrants to purchase 103,127 shares of Common Stock. Alta BioPharma Partners III GmbH & Co. Beteiligungs KG beneficially owns 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock. Alta Embarcadero BioPharma Partners III, LLC beneficially owns 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common Stock. The general partner of Alta BioPharma Partners III, L.P., the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the managers of Alta Embarcadero BioPharma Partners III, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners III, Inc. are directors of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG), and managers of Alta Embarcadero BioPharma Partners III, LLC. As directors and managers of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by the funds. The principals of Alta Partners III, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Ms. Farah Champsi is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus she currently shares voting and dispositive powers over the 547,128 shares of Common Stock and warrants to purchase 103,127 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Jean Deleage is a Chairman of the Board of Directors of TorreyPines Therapeutics, Inc. He is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus he currently shares voting and dispositive powers over the 547,128 shares of Common Stock and warrants to purchase 103,127 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein. .

Dr. Alix Marduel is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus she currently shares voting and dispositive powers over the 547,128 shares of Common Stock and warrants to purchase 103,127 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Edward Hurwitz is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus he currently shares voting and dispositive powers over the 547,128 shares of Common Stock and warrants to purchase 103,127 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Edward Penhoet is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus he currently shares voting and dispositive powers over the 547,128 shares of Common Stock and warrants to purchase 103,127 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 36,744 shares of Common Stock and warrants to purchase 6,926 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 13,483 shares of Common Stock and warrants to purchase 2,541 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

.Alta Partners and Alta Partners III, Inc. are venture capital firms that share an office in San Francisco.

Alta Partners is California Corporation

Alta Partners III, Inc. is a California Corporation.

Alta California Partners II, L.P. is a Delaware Limited Partnership

Alta California Management Partners II, LLC is a Delaware Limited Liability Company

Alta Embarcadero Partners II, LLC is a California Limited Liability Company

Alta California Partners II, L.P. - New Pool is a Delaware Limited Partnership.

Alta Partners III, Inc. is a California Corporation.

Alta BioPharma Partners III, L.P. is a Delaware Limited Partnership

Alta BioPharma Management III, LLC is a Delaware Limited Liability Company

Alta BioPharma Partners III GmbH & Co. Beteiligungs KG is a German Limited Partnership

Alta Embarcadero BioPharma Partners III, LLC is a California Limited Liability Company.